Exhibit 4.28

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is entered into in Beijing, the People’s Republic of China (the “PRC” or “China”, which for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) on November 4, 2020 by and among:

Party A:               Beijing Maiteng Fengshun Science and Technology Co., Ltd. (the “the Pledgee”)

Address:             Room 103, 1/F, Building J, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Party B:               Yinyu HE (the “Pledgor”)

Address:             G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Party C:               Beijing Jiajujiu E-Commerce Co., Ltd.

Address:             Room G101, 1/F, Building J, No. 8 South Dongfeng Road, Chaoyang District, Beijing

(Each of the Pledgee, the Pledgor and Party C shall be hereinafter referred to individually as a “Party”, and they shall be collectively referred to as the “Parties”.)

Whereas:

(1)                                          The Pledgor is a PRC citizen with his ID Card No. of [•] and as of the date hereof holds 70% of equity interest in Party C, representing RMB10.5 million of the registered capital of Party C. Party C is a limited liability company registered in Beijing, China, engaged in e-commerce and other businesses. Party C acknowledges the respective rights and obligations of the Pledgor and the Pledgee under this Agreement, and intends to provide any necessary assistance in registering the Pledge;

(2)                                          The Pledgee is a wholly foreign-owned enterprise registered in the PRC. The Pledgee and Party C have executed an Exclusive Business Cooperation Agreement (as defined below); the Pledgee, the Pledgor and Party C have executed an Exclusive Call Option Agreement (as defined below); the Pledgee and the Pledgor have executed a Loan Agreement (as defined below); and the Pledgor has executed a Powers of Attorney (as defined below) to grant authorization to the Pledgee;

(3)                                          To ensure that Party C and the Pledgor fully perform their obligations under the Exclusive Business Cooperation Agreement, the Exclusive Call Option Agreement, the Loan Agreement and the Powers of Attorney, the Pledgor hereby pledges to the Pledgee all of the equity interest that the Pledgor holds in Party C as security for performance by Party C and the Pledgor of their respective obligations under the Exclusive Business Cooperation Agreement, the Exclusive Call Option Agreement, the Loan Agreement and the Powers of Attorney.

To perform the terms of the Transaction Documents (as defined below), the Parties have mutually agreed to execute this Agreement upon the following terms.

1                     Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1                     Pledge: shall refer to the security interest granted by the Pledgor to the Pledgee under Section 2 of this Agreement, i.e. the right of the Pledgee to receive in priority payment from sale of the equity interest pledged by the Pledgor to the Pledgee in discount, at auction or otherwise.

1.2                     Pledged Equity Interest: shall refer to 70% equity interest in Party C currently held by the Pledgor, representing RMB10.5 million of the registered capital of Party C, and all of the equity interest hereafter held by the Pledgor in Party C.

1.3                     Term of Pledge: shall refer to the term set forth in Section 3 of this Agreement.

1.4                     Transaction Documents: shall refer to the Exclusive Business Cooperation Agreement executed by and between Party C and the Pledgee on November 4, 2020 (the “Exclusive Business Cooperation Agreement”), the Loan Agreement executed by and between the Pledgor and the Pledgee on November 4, 2020 (the “Loan Agreement”), the Exclusive Call Option Agreement executed by and among Party C, the Pledgor and the Pledgee on November 4, 2020 (the “Exclusive Call Option Agreement”), and the Powers of Attorney executed by the Pledgor on November 4, 2020 (the “Powers of Attorney”) and any modification, amendment and restatement to the aforementioned documents.

1.5                     Contractual Obligations: shall refer to all the obligations of the Pledgor under the Exclusive Call Option Agreement, the Loan Agreement, the Powers of Attorney and this Agreement; and all the obligations of Party C under the Exclusive Business Cooperation Agreement, the Exclusive Call Option Agreement and this Agreement.

1.6                     Secured Liabilities: shall refer to all direct, indirect and derivative losses and losses of foreseeable interest incurred by the Pledgee due to any Event of Default (as defined below) on the part of the Pledgor and/or the Party C. The basis for determining the amount of such losses includes but not limited to the reasonable business plan and profit forecast of the Pledgee, the service fees payable by Party C under the Exclusive Business Cooperation Agreement, and all the expenses incurred by the Pledgee to enforce the performance by the Pledgor and/or the Party C of their Contractual Obligations.

1.7                     Event of Default: shall refer to any of the circumstances set forth in Section 7 of this Agreement.

1.8                     Notice of Default: shall refer to the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

2                     Pledge

2.1                 The Pledgor hereby agrees to pledge all the Pledged Equity Interest as the security for the performance of the Contractual Obligations and the payment of the Secured Liabilities. Party C hereby agrees that the Pledgor pledges the Pledged Equity Interest to the Pledgee pursuant to this Agreement.

2.2                 During the Term of Pledge, the Pledgee is entitled to receive dividends distributed on the Pledged Equity Interest. The Pledgee may receive dividends distributed on the Pledged Equity Interest only with prior written consent of the Pledgor. Dividends received by the Pledgor on the Pledged Equity Interest after deduction of individual income tax paid by the Pledgor shall be, as required by the Pledgee, (1) deposited into an account designated and supervised by the Pledgee and used to secure the Contractual Obligations and pay the Secured Liabilities with priority; or (2) unconditionally granted to the Pledgee or any other person designated by the Pledgee to the extent not in violation of the applicable PRC Laws.

2.3                 The Pledgee may increase the capital of Party C only with prior written consent of the Pledgor. The increased capital contribution amount of the Pledgor in the registered capital of the Company as a result of such capital increase of the Company shall be a part of the Pledged Equity Interest. The Parties shall enter into a supplementary pledge agreement therefor and complete registration of the increased capital contribution.

2.4                 If Party C is required to be dissolved or liquidated in accordance with the mandatory provisions of the laws of the PRC, after Party C completes dissolution or liquidation procedures in accordance with law, any interests distributed to the Pledgor by Party C in accordance with law shall be, as requested by the Pledgee, (1) deposited into an account designated by the Pledgee, placed under the custody of the Pledgee and used to provide security for the Contractual Obligations and payment of the Secured Liabilities with priority; or (2) unconditionally granted to the Pledgee or the Pledgee’s designee subject to the laws of the PRC.

3                     Term of Pledge

3.1                     The Pledge shall take effect upon the completion of registration of the Pledged Equity Interest under this Agreement with competent administration for industry and commerce. The Pledge shall remain effective until (1) all Contractual Obligations have been fully performed and all Secured Liabilities have been fully paid, or (2) the Pledgee and/or the Designee(s) decide to purchase all Pledge Equity Interest held by the Pledgor in Party C under the Exclusive Call Option Agreement, and all Equity Interest in Party C has been lawfully transferred to the Pledgee and/or the Designee(s), and the Pledgee and the Designee(s) can lawfully engage in the business of Party C. The Pledgee and Party C shall (i) register the Pledge under this Agreement in the register of shareholders of Party C within three (3) business days from the date of this Agreement, and (ii) apply for registration of the Pledge under this Agreement with the competent administration for industry and commerce within thirty (30) business days from the date of this Agreement. The Parties jointly confirm that, for the purpose of registration of the Pledge with the competent administration for industry and commerce, the Parties and other shareholders of Party C shall submit to the competent administration for industry and commerce a copy of this Agreement or an equity pledge agreement made in the form required by the administration for industry and commerce having jurisdiction over Party C and reflecting the information of the pledge under this Agreement (hereinafter referred to as the “Industrial and Commercial Registration Pledge Contract”). Matters not provided for under the Industrial and Commercial Registration Pledge Contract shall be subject to this Agreement. The Pledgor and Party C shall submit all necessary documents and complete all necessary formalities as required by the laws and regulations of the PRC and various requirements of the administration for industry and commerce to ensure the Pledge is registered as soon as practicable after the submission of application.

3.2                     During the Term of Pledge, if the Pledgor and/or Party C fails to perform the Contractual Obligations or pay the Secured Liabilities, the Pledgee shall have right, but not the obligation, to exercise the Pledge in accordance with this Agreement.

4                     Maintenance of Pledge Documents

4.1                 During the Term of Pledge, the Pledgee shall deliver the certificate of its equity contribution in Party C and the register of shareholders recording the Pledge to the Pledgee for maintenance within one week from the date of this Agreement. The Pledgee shall maintain such documents during the entire Term of Pledge set forth in this Agreement.

5                     Representations and Warranties of the Pledgor and Party C

As of the date of this Agreement, the Pledgor and Party C hereby jointly and severally represent and warrant to the Pledgee as follows:

5.1                 The Pledgor is the sole legal owner of the Pledged Equity Interest;

5.2                 The Pledgee is entitled to dispose of and transfer the Pledged Equity Interest in accordance with the provisions set forth in this Agreement;

5.3                 Except for the Pledge, there are no other pledge or security interests created upon the Pledged Equity Interest;

5.4                 The Pledgor and Party C have already obtained the permits and approvals from the governmental authorities and the third party (if any) to execute, deliver and performance this Agreement;

5.5                 The execution, delivery and performance of this Agreement will not: (i) violate any relevant PRC laws; (ii) conflict with Party C’s articles of association, bylaws or other constitutional documents; (iii) result in any breach of or constitute any breach under any contract or instrument to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition necessary for the grant and/or maintenance of any license or permit issued to any Party; or (v) cause any permit or approval issued to any Party to be suspended, cancelled or attached with additional conditions.

6                     Undertakings of the Pledgor and Party C

6.1                 During the term of this Agreement, the Pledgor and Party C hereby jointly and severally undertakes to the Pledgee that:

6.1.1                     Without the prior written consent of the Pledgee, the Pledgor shall not transfer the Pledged Equity Interest or any part thereof and shall not create or permit creation of any security or other liability on the Pledged Equity Interest;

6.1.2                     The Pledgor and Party C shall comply with and perform the provisions of all laws and regulations relating to the Pledged Equity Interest and, upon receipt of a notice, order or recommendation issued or made by the relevant competent authority in respect of the pledge, to produce said notice, order or recommendation to the Pledgee within five (5) days, and at the same time to comply with said notice, order or recommendation, or to submit objections and statements on such matters as the Pledgee may reasonably request or with the consent of the Pledgee;

6.1.3                     The Pledgor and Party C shall promptly notify the Pledgee of any event or notice received by it which may have an effect on the rights of the Pledged Equity Interest or any part thereof, and any event or notice received by  it which may alter any of the Pledgor’s warranties or obligations hereunder or which may have an effect on the performance by the Pledgor of its obligations hereunder; and

6.1.4                     Party C shall complete the registration procedures required for extension of the term of operation within three (3) months prior to the expiration of such term to maintain the validity of this Agreement.

6.2                     The Pledgor agrees that the rights of the Pledgee to the Pledged Equity Interest acquired in accordance with the terms of this Agreement shall not be interrupted or prejudiced by legal proceedings from the Pledgee or any of its successors or attorneys or any other person.

6.3                     The Pledgor hereby warrants to the Pledgee that, for the purpose of protecting or perfecting the security for the Contractual Obligations and Secured Liabilities under this Agreement, the Pledgor shall execute this Agreement in good faith and procure other party which is interested in the Pledged Equity Interest to execute all certificates of entitlement, deeds, and/or performance, and procure other interested parties to perform the acts required by the Pledgee, and facilitate the Pledgee to exercise the rights and authorizations granted under this Agreement, execute all documents related to the Pledged Equity Interest with the Pledgee or Designee(s) and provide the Pledgee with all notices, orders and decisions relating to the Pledge as the Pledgee deems necessary within a reasonable period of time.

6.4                     The Pledgor hereby warrants to the Pledgee that, the Pledgor shall comply with and perform all warranties, undertakings, agreements, representations and conditions under this Agreement. If the Pledgor fails to perform or does not fully perform its warranties, undertakings, agreements, representations and conditions, the Pledgee shall indemnify the Pledgor against all losses incurred therefrom.

7                     Event of Default

7.1                 The following circumstances shall be deemed as Event of Default:

7.1.1                    Any breach by the Pledgor of any of its obligations under the Transaction Documents and/or this Agreement.

7.1.2                    Any breach by the Party C of any of its obligations under the Transaction Documents and/or this Agreement.

7.2                 Upon knowledge of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, the Pledgor and Party C shall immediately notify the Pledgee in writing.

7.3                 Unless an Event of Default under Section 7.1 has been remedied to the satisfaction of the Pledgee within twenty (20) days after the Pledgee has given notice to the Pledgor and/or Party C requesting such remedy, the Pledgee may, at any time thereafter, seek to exercise the Pledge pursuant to Section 8 with written Notice of Default to the Pledgor.

8                     Exercise of Pledge

8.1                 The Pledgee shall issue a Notice of Default to the Pledgor when the Pledgee exercises the Pledge.

8.2                 Subject to the provisions of Section 7.3, the Pledgee shall have the right to exercise the Pledge at any time after delivery of the Notice of Default in accordance with Section 8.1. Once the Pledgee elects to exercise the Pledge, the Pledgor shall cease to have any rights or interests associated with the Pledged Equity Interest.

8.3                 After the Pledgee delivers the Notice of Default in accordance with Section 8.1, it may exercise all remedies available to it under the PRC Laws, the Transaction Documents and this Agreement, including but not limited to being repaid in priority out of the proceeds from sale of the Pledged Equity Interest in discount, at auction or otherwise. The Pledgee shall not be liable for any loss resulting from its reasonable exercise of such rights and powers.

8.4                 The proceeds from exercise of the Pledge by the Pledgee shall be used to pay for tax and expenses incurred as result of disposing the Pledged Equity Interest, perform Contractual Obligations and pay the Secured Liabilities to the Pledgee with priority. If there is any balance after deducting the above-mentioned amount, the Pledgee shall return the balance to the Pledgor or any other person who has the right to such amount under relevant laws and regulations or transfer it to the notary public at the location of the Pledgor, and any expenses arising therefrom shall be borne by the Pledgor; to the extent of permitted by the PRC Law, the pledgor shall give the above-mentioned amount to the Pledgee or the person designated by the Pledgee unconditionally.

8.5                 The Pledgee shall be entitled to elect to exercise, simultaneously or otherwise, any of its remedies for breach of contract. The Pledgee shall not be required to exercise other remedies for breach of contract before its exercise of the right to be repaid in priority out of the proceeds from sale of the Pledged Equity Interest in discount, at auction or otherwise.

8.6                 The Pledgee is entitled to designate an attorney or other representatives to exercise the Pledge on its behalf, and the Pledgor or Party C shall not raise any objection to such exercise.

8.7                 When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor and Party C shall provide necessary assistance to enable the Pledgee to enforce the Pledge in accordance with this Agreement.

9                     Default Liability

9.1                  If the Pledgor or Party C conducts any material breach of any term of this Agreement, the Pledgee shall have right to terminate this Agreement and/or require the Pledgor or Party C to indemnify all damages; this Section 9 shall not preclude exercise of any other rights hereunder by the Pledgee.

9.2                  The Pledgor or Party C shall not have any right to terminate or rescind this Agreement in any event unless otherwise required by laws.

10              Assignment

10.1          Without the Pledgee’s prior written consent, the Pledgor and Party C shall not assign or transfer their rights and obligations under this Agreement.

10.2          This Agreement shall be binding on the Pledgor and its successors and permitted assigns, and shall inure to the benefit of the Pledgee and each of its successors and assigns.

10.3          At any time, the Pledgee may assign any and all of its rights and obligations under the Transaction Documents and this Agreement to its Designee(s), in which case the assigns shall have the rights and obligations of the Pledgee under the Transaction Documents and this Agreement, as if it were the original party to the Transaction Documents and this Agreement.

10.4          In the event of change in the Pledgee due to assignment, the Pledgor and/or Party C shall, at the request of the Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement, and register the same with the competent administration of industry and commerce.

10.5          The Pledgor and Party C shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Documents, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of the Pledgee with respect to the Pledged Equity Interest shall not be exercised by the Pledgor unless otherwise instructed by the Pledgee in writing.

11              Termination

11.1              Upon the fulfillment of all Contractual Obligations and the full payment of all Secured Liabilities by the Pledgor and Party C, the Pledgee shall release the Pledge under this Agreement upon the Pledgor’s request as soon as reasonably practicable and shall assist the Pledgor to de-register the Pledge from the shareholders’ register of Party C and with competent administration for industry and commerce.

11.2              The provisions under Sections 9, 13, 14 and 11.2 herein of this Agreement shall survive the expiration or termination of this Agreement.

12              Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C.

13              Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged in connection with this Agreement, the contents of this Agreement, and the preparation or performance of this Agreement by each other shall be confidential information. Each Party shall maintain confidentiality of all such confidential information, and without prior written consent of the other Party, it shall not disclose any confidential information to any third parties, except for the information that: (a) is or will become known to the public (other than through the receiving Party’s unauthorized disclosure); (b) is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed as the disclosure of such confidential information by such Party and such Party shall be held liable for breach under this Agreement.

14              Governing Law and Resolution of Disputes

14.1              The execution, effectiveness, interpretation performance, modification, and termination of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

14.2              If there is any dispute arising out of or in connection with this Agreement, each Party shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission, Shanghai Sub-Commission for arbitration in Shanghai in accordance with the arbitration rules then in effect. The arbitration tribunal shall consist of three arbitrators appointed in accordance with arbitration rules. The claimant shall appoint one arbitrator, and the respondent shall appoint one arbitrator. The third arbitrator shall be appointed by the above two arbitrators through consultation or designated by China International Economic and Trade Arbitration Commission Shanghai Sub-Commission. The arbitration shall be conducted in confidentiality and the language used in the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties. In appropriate circumstances, the arbitral tribunal or arbitrator may award compensation, award injunctive relief (including, but not limited to, those required for the conduct of business or the forced transfer of assets) or filing a petition for winding-up in accordance with the dispute resolution provisions and/or applicable PRC law with respect to the parties’ equity, assets, property interests or land assets. Furthermore, the Parties shall have the right to apply for interim remedies from any competent court that has jurisdiction, (including the courts located in Hong Kong, the courts at the place where the VIE Co is registered (which is Beijing, China), the courts located in Cayman Islands and the courts at the place where the major assets of the VIE Co is located), during formation of the arbitration tribunal .

14.3              During the course of arbitration, the Parties shall continue to have their other rights hereunder and perform their obligations hereunder, except for those in dispute and under arbitration.

15              Notices

15.1              All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered by hand or registered mail with postage prepaid, or commercial courier service or facsimile transmission. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

15.1.1 Notices given by hand (including courier service), shall be deemed effectively given on the date of acknowledgement of receipt in writing;

15.1.2 Notices given by registered mail, shall be deemed effectively given on the 15th day after the date indicated on the return receipt of the registered mail; and

15.1.3 In the case of a facsimile transmission, notice shall be deemed to have been received on the date shown on the facsimile, provided that if such facsimile is sent after 5.00 p.m. or on a non-business day in the place of delivery, notice shall be deemed to have been received on the next business day.

15.2              For the purpose of notices, the addresses of the Parties are as follows:

Party A: Beijing Maiteng Fengshun Science and Technology Co., Ltd.

Address: G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Attention: Qiang MA

Fax: 010- 58952300

E-mail: maqiang@leju.com

Party B: Yinyu HE

Address: G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Attention: Yinyu HE

Fax: 010- 58952300

E-mail: yinyu@leju.com

Party C: Beijing Jiajujiu E-Commerce Co., Ltd.

Address: G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Attention: Qiang MA

Fax: 010- 58952300

E-mail: maqiang@leju.com

15.3              Any Party may change its address for notices by a notice delivered to the other Party in the manner set forth herein.

16              Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect under any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish the intentions of the Parties to the greatest extent permitted by law, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17              Attachments

The attachments set forth herein shall be an integral part of this Agreement.

18              Effectiveness

18.1              This Agreement shall become effective upon execution by the Parties.

18.2              Any amendments, changes and supplements to this Agreement shall be in written and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties.

19              Counterparts

This Agreement is executed in four counterparts, of which the Pledgee, the Pledgor and Party C shall each hold one counterpart, and the remaining counterpart shall be used for registration.

20              Substitutability

This Agreement supersedes and replaces the Equity Pledge Agreement dated February 27, 2017 by and among the Parties. Upon the effectiveness of this Agreement, the equity pledge agreement dated February 27, 2017 by and among the Parties shall be invalid immediately.

(No text below, signature to follow)

IN WITNESS WHEREOF, the Parties have caused this Equity Pledge Agreement to be executed by their authorized representatives on the date first written above with immediate effect.

Beijing Maiteng Fengshun Science and Technology Co., Ltd. (Seal)

/seal/ Beijing Maiteng Fengshun Science and Technology Co., Ltd.

By:
Name: Yinyu HE
Title: Legal Representative

IN WITNESS WHEREOF, the Parties have caused this Equity Pledge Agreement to be executed by their authorized representatives on the date first written above with immediate effect.

Yinyu HE

By:	/s/ Yinyu HE

IN WITNESS WHEREOF, the Parties have caused this Equity Pledge Agreement to be executed by their authorized representatives on the date first written above with immediate effect.

Beijing Jiajujiu E-Commerce Co., Ltd. (Seal)

/seal/ Beijing Jiajujiu E-Commerce Co., Ltd.

By:
Name: Yinyu HE
Title: Legal Representative

Attachments:

1.                              Shareholders’ Register of Party C;

2.                              Certificate of Capital Contribution Certificate Party C;

3.                              Exclusive Business Cooperation Agreement;

4.                              Exclusive Call Option Agreement;

5.                              Loan Agreement;

6.                              Powers of Attorney